Exhibit 10.33

SEPARATION AGREEMENT AND RELEASE

The parties to this Separation Agreement and Release (“Agreement”) dated this 26th day of September, 2005, are Planar Systems, Inc. (“Planar”), and Balaji Krishnamurthy (“Executive”).

RECITALS

A. Executive and Planar entered into that certain Executive Employment Agreement dated September 24, 1999, as amended (the “Employment Agreement”);

B. Executive and Planar have agreed that Executive shall separate from employment with Planar effective September 26, 2005.

C. Executive has elected to receive certain severance pay and benefits pursuant to the terms of this Agreement in lieu of those severance pay and benefits available to him under the Employment Agreement; and

D. The parties desire that Executive’s separation from employment with Planar be governed by the terms of this Agreement.

AGREEMENT

1. Employment Termination. Executive’s employment with Planar is terminated effective September 26, 2005 (“Termination Date”).

2. Payment. Planar shall pay Executive all accrued wages owing through the Termination Date. As consideration for this Agreement, Planar shall pay Executive severance in the amount of eight hundred eighty-one thousand dollars ($881,000), payable as salary continuation over the 18-month period following the Effective Date (as that term is defined in paragraph 11 below). PTO accrued and unused at the time of termination will be paid to a maximum of 200 hours. Planar will withhold taxes on this amount in accordance with all applicable local, state and federal laws.

3. Resignation From Board of Directors. Contemporaneously with his execution of this Agreement, Executive shall submit his resignation from the Planar Systems, Inc. Board of Directors in the form attached as Exhibit A hereto.

4. Health Insurance and Benefits Continuation. Executive’s standard employer-paid group health insurance coverage ends on September 30, 2005. If eligible, and Executive elects, to continue group health insurance benefits for himself and his immediate family as provided under federal COBRA regulations, Planar shall pay the premiums for up to eighteen (18) months of such COBRA continuation coverage. If Executive elects continuation coverage and is informed at any time, accurately or inaccurately, by the group health insurance provider that any of the premiums have not been paid or that Executive or any of Executive’s family members are not covered, at the request of Executive, Planar shall pay Executive within 10 days of the date of Executive’s request a lump-sum amount equal to the amount of all the premiums, “grossed-up” to cover any related taxes, for the remainder of the 18-month period. If life and

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disability insurance coverage maintained by Executive through Planar may, under the terms of the plans, be continued in effect for former employees, Planar shall pay the premiums to continue such coverage in effect for a period of eighteen (18) months following the Termination Date.

5. Consulting Agreement. As further consideration for this Agreement, Planar shall engage Executive and Executive shall provide services upon request by Planar, pursuant to the terms and conditions of the Consulting Agreement attached hereto as Exhibit B.

6. Employee Benefit Plans. Except as expressly provided in this Agreement, Executive shall be entitled to his rights under Planar’s benefit plans as such plans, by their provisions, apply upon termination of employment.

7. Stock; Stock Options. Executive holds stock options as reflected in his personal web account at www.aststockplan.com. Executive acknowledges that he has no right, title or interest in any other stock options or rights to acquire stock of Planar of any kind. Executive acknowledges that he is responsible for obtaining such tax or legal advice as he may deem appropriate in order to understand and properly account for the above stock options, including without limitation vesting, time periods during which such options may be exercised and the tax consequences of the exercise of such stock options. In consideration of this Agreement, except as specifically provided below, all outstanding stock options and stock grants held by Executive on the Termination Date that would, by their terms, vest within eighteen (18) months after the Termination Date, shall accelerate and become fully vested effective as of the Termination Date. Notwithstanding any other provision of this Agreement: (a) with respect to the option to purchase 120,000 shares of Planar common stock granted on October 29, 2004 (Grant No. 96-149): (i) options to purchase 50,000 shares of common stock shall become fully vested and exercisable on the Effective Date (as defined in paragraph 11 below) notwithstanding any performance criteria in the applicable stock or stock option plan or agreement, and (ii) options to purchase 70,000 shares of Planar common stock shall terminate and be forfeited on the Effective Date (as defined in paragraph 11 below); and (b) the option to purchase 23,130 shares of Planar common stock granted on April 19, 2004 (Grant No. 96-126) shall terminate and be forfeited on the Effective Date (as defined in paragraph 11 below). Under the terms of the stock option plans, except for the nonqualified stock option granted on September 27, 1999, all outstanding vested options shall remain exercisable until the date that is three months after the end of the Term of the Consulting Agreement (as “Term” is defined in the Consulting Agreement). All options held by Executive that are unvested at the end of the Term of the Consulting Agreement shall be forfeited. Except as expressly stated in this paragraph, Executive’s stock and stock options shall be subject to the terms and conditions of the stock or stock option grant agreement and stock or stock option plan pursuant to which the stock or stock option was issued.

8. Outplacement. Planar shall pay for the documented cost of executive outplacement support for Executive through Right Management Consultants, of Portland, Oregon, up to a maximum of $30,000. Arrangements for this program are to be made through Linda Johnston.

9. Reimbursement of Professional Expenses. Planar shall reimburse Executive for documented legal fees and expenses incurred by Executive to obtain legal advice in connection with the termination of Executive’s employment and the negotiation of this Agreement up to a maximum amount of $5,000.

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10. General Release. In consideration of the benefits provided in this Agreement, Executive releases Planar, its directors, officers, agents, employees, attorneys, insurers, related corporations, successors and assigns, from any and all liability, damages or causes of action, whether known or unknown, whether in tort, contract, or under local, state or federal statute based on any act or omission prior to Executive’s execution of this Agreement and subject to the provisions of this paragraph. Executive understands and acknowledges that this release includes, but is not limited to any claim for reinstatement, reemployment, or attorney fees or additional compensation in any form (except as provided for in this Agreement), and any claim, including but not limited to those arising under the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Sarbanes Oxley Act, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to Executive’s employment or association with Planar or the termination of that employment and association. Executive acknowledges that the severance pay provided in this Agreement is in lieu of the severance pay provided under the Employment Agreement and that, except as expressly provided in this Agreement, he is entitled to no other severance pay. Notwithstanding anything in this paragraph to the contrary and except to the extent otherwise specifically provided in paragraph 7 of this Agreement, this release does not include any claims for benefits to which Executive is entitled under any of Planar’s benefit plans; or any rights to be held harmless by Planar or any of it insurers, including without limitation rights to indemnity, contribution, or advancement to which Executive is or may be entitled; or any claims by Executive in his capacity as a shareholder of Planar.

11. Release of Rights Under Older Workers’ Benefit Protection Act. In accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), Executive acknowledges that (a) he has been advised in writing to consult with an attorney prior to executing this Agreement; (b) he is aware of certain rights to which he may be entitled under the Act; (c) as consideration for executing this Agreement, Executive has received additional benefits and compensation of value to which he would otherwise not be entitled; (d) by signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement; (e) he has been given a period of at least 21 days to consider this offer; (f) Executive acknowledges that in the event he has not executed this Agreement by October 17, 2005 the offer shall expire; (g) he has a period of seven days from the date of execution in which to revoke this Agreement by written notice to Steve Buhaly, Vice President, Chief Operating Officer and Chief Financial Officer; and (h) in the event Executive does not exercise his right to revoke this Agreement, the Agreement shall become effective on the date (the “Effective Date”) immediately following the seven-day waiting period described above.

12. Return of Planar Property. Executive agrees that on or before ten (10) days following the Termination Date, Executive shall have returned to Planar all property belonging to Planar, including, but not limited to keys, credit cards, telephone calling cards, files, records

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and computer access codes. Executive may retain his computer hardware after it has been returned to IT for deletion of all Planar software and data and may retain his cellular telephone. As of the Termination Date, Executive agrees to accept responsibility for the Planar-provided cellular telephone account.

13. Continuing Effect of Employment Agreement. Executive acknowledges that Article 5 of the Employment Agreement remains in effect notwithstanding the termination of his employment with Planar.

14. Disclosure of this Agreement. The parties shall keep both the fact and terms of this Agreement secret and confidential, except that disclosure may be made (a) as required by law; (b) to each respective party’s legal counsel, accountants, and professional tax preparers; and (c) as necessary to obtain enforcement of its provisions; and provided further that Executive may disclose this Agreement to his immediate family. The parties shall obtain the agreement of anyone to whom they disclose this Agreement or its terms to maintain the confidentiality of the Agreement and its terms.

15. Disparagement. Executive will not make any malicious, disparaging or false remarks about Planar, its officers, directors, or products to any third party. Planar and its officers and directors, shall not make any malicious, disparaging or false remarks about Executive.

16. No Admission of Liability. Nothing in this Separation Agreement and Release, its contents, and any payments made under it, will be construed as an admission of liability on the part of any party.

17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Executive’s heirs, executors, administrators and other legal representatives and shall be binding upon and may be assigned and enforced by Planar, its successors and assigns.

18. Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement that can be given effect without the invalid obligations, provisions, or applications

19. Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

20. Paragraph Headings. The paragraph headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

21. Dispute Resolution. The parties agree that any dispute (a) concerning the interpretation, construction or breach of this Agreement; (b) arising from Executive’s employment or service with Planar; (c) relating to any compensation or benefits Executive may claim; or (d) relating in any way to any claim by Executive for reinstatement or reemployment by Planar after execution of this Agreement shall be submitted to a mediator agreed upon by the parties for nonbinding confidential mediation under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA). Each party shall bear

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their own costs of mediation. If the matter cannot be resolved with the aid of the mediator, it shall be submitted to AAA for final and binding confidential arbitration before a single arbitrator in Portland, Oregon, applying Oregon law, without regard to conflict of law principles. The prevailing party shall be entitled to recover its reasonable costs, attorney fees and out-of pocket expenses relating to arbitration and any appeal. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution; provided, however, that Executive agrees that Planar shall be entitled to seek injunctive relief in any court of competent jurisdiction to prevent a breach or threatened breach of paragraph 13, notwithstanding anything in this paragraph to the contrary.

22. Entire Agreement. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Planar by its duly authorized officer, as of the day and year stated below.

BALAJI KRISHNAMURTHY	PLANAR SYSTEMS, INC.

/s/ Balaji Krishnamurthy	By:	/s/ Gregory H. Turnbull
Gregory H. Turnbull
Chairman of the Board

Date: September 26, 2005	Date: September 26, 2005

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EXHIBIT A

FORM OF RESIGNATION

EXHIBIT B

FORM OF CONSULTING AGREEMENT